TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (the “Agreement”), effective as of October 1, 2011 (the “Effective Date”), is entered into between JUBILANT LIFE SCIENCES HOLDINGS, INC., a Delaware corporation (“Parent”), and CADISTA HOLDINGS, INC., a Delaware corporation, (“Subsidiary”).

R E C I T A L S

A.           Parent is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that has elected to file consolidated federal income tax returns, and Subsidiary is a member of such group.

B.           Parent and Subsidiary desire to set forth in the Agreement their agreement as to certain matters relating to the inclusion of the Subsidiary Consolidated Group in the Parent Consolidated Group, including the allocation of tax liabilities for years in which Subsidiary is so included, and certain other matters relating to taxes.

The parties agree as follows:

1.           DEFINITIONS.

“Adjustment” shall have the meaning set forth in Section 8 of this Agreement.

“Agreement Year” shall have the meaning set forth in Section 2 of this Agreement.

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent Consolidated Group” shall mean any affiliated group of corporations electing to file consolidated federal income tax returns of which Parent is a member.

“Parent Consolidated Return” shall have the meaning set forth in Section 2 of this Agreement.

“Code” shall have the meaning set forth in the Recitals.

“Determination” shall mean a settlement, compromise, or other agreement with the IRS or the relevant state, local or foreign taxing authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the IRS or the relevant state, local or foreign taxing authority, an agreement contained in an IRS Form 870-D or other comparable form, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

“Estimated Tax Payments” shall have the meaning set forth in Section 4 of this Agreement.

“IRS” shall mean the Internal Revenue Service.

“Group” shall mean either the Parent Group or the Subsidiary Consolidated Group.

“Parent Group” shall mean the affiliated group of corporations (including any predecessors and successors thereto) within the meaning of Section 1504(a) of the Code, of which Parent is the common parent, excluding any corporation that is a member of the Subsidiary Consolidated Group.

“Post-Consolidation Year” shall have the meaning set forth in Section 5 of this Agreement.

“Pro Forma Subsidiary Return” shall have the meaning set forth in Section 3 of this Agreement.

“Records” shall have the meaning set forth in Section 8 of this Agreement.

“Regulations” shall mean the Treasury regulations promulgated under the Code.

“Subsidiary” shall have the meaning set forth in the Preamble to this Agreement.

“Subsidiary Consolidated Group” shall mean Subsidiary or Subsidiary and the affiliated group of corporations (including any predecessors and successors thereto) within the meaning of Section 1504(a) of the Code, of which Subsidiary would be the common parent if it were not included in the Parent Consolidated Group.

“Subsidiary Return Items” shall have the meaning set forth in Section 8 of this Agreement.

“Subsidiary Tax Package” shall have the meaning set forth in Section 7 of this Agreement.

2.           FILING OF CONSOLIDATED RETURNS AND PAYMENT OF CONSOLIDATED TAX LIABILITY

For all taxable years in which Parent files consolidated federal income tax returns (any such return of the Parent Consolidated Group for any taxable year, a “Parent Consolidated Return”) and is entitled to include the Subsidiary Consolidated Group in such returns under Sections 1501-1504, or successor provisions, of the Code, Parent shall include the Subsidiary Consolidated Group in the consolidated federal income tax returns it files as the common parent corporation of the Parent Consolidated Group.  Parent, Subsidiary, and the other members of the Parent Consolidated Group shall file any and all consents, elections or other documents and take any other actions necessary or appropriate to effect the filing of such federal income tax returns.  For all taxable years in which the Subsidiary Consolidated Group is included in the Parent Consolidated Group, Parent shall pay the entire federal income tax liability of the Parent Consolidated Group and shall indemnify and hold harmless Subsidiary against any such liability; provided, however, that Subsidiary shall make payments to Parent or receive payments from  Parent as provided in the Agreement for any taxable year (which term shall throughout the Agreement include any short taxable year) during which the Subsidiary Consolidated Group is included in the Parent Consolidated Group (an “Agreement Year”).

3.           PRO FORMA RETURNS

For each Agreement Year, Parent shall prepare a pro forma federal income tax return for the Subsidiary Consolidated Group (a “Pro Forma Subsidiary Return”) and the Parent Group (a “Pro Forma Parent Return”).  The Pro Forma Subsidiary Return shall be prepared based on the corresponding Subsidiary Tax Package provided pursuant to Section 7 hereof, and shall include all related schedules, and a copy of such Pro Forma Subsidiary Return shall be delivered to Subsidiary at least five business days prior to the due date for the Parent Consolidated Return.  Except as otherwise provided herein, the Pro Forma Subsidiary Return  and Pro Forma Parent Return for each Agreement Year shall be prepared as if Subsidiary filed a consolidated return on behalf of the Subsidiary Consolidated Group for such taxable year, and no member of one Group was a member of the other Group.  The Pro Forma Return for each Group shall reflect any carryovers of net operating losses, net capital losses, excess tax credits, or other tax attributes from prior Pro Forma Returns for such Group which could have been utilized by such Group if the Subsidiary Consolidated Group had never been included in the Parent Consolidated Group and all Pro Forma Returns for the relevant Group had been actual returns.  The Pro Forma Return for each Group shall be prepared in a manner that reflects all elections, positions, and methods used in the Parent Consolidated Return that must be applied on a consolidated basis and otherwise the Pro Forma Parent Return shall be prepared in a manner consistent with the Parent Consolidated Return and the Pro Forma Subsidiary Return shall be prepared in a manner consistent with past practices of the Subsidiary Consolidated Group.  The provisions of the Code that require consolidated computations, such as Sections 861, 1201-1212 and 1231, shall be applied separately to each Group as if such Group and the other Group were separate affiliated groups, except that: (a) the Pro Forma Subsidiary Return prepared for the last taxable year, or portion thereof, during which the Subsidiary Consolidated Group is included in the Parent Consolidated Return shall also include any income, gains or losses of the members of the Subsidiary Consolidated Group on transactions within the Subsidiary Consolidated Group that must be taken into account pursuant to Section 1.1502-13 of the Regulations and any income of the members of the Subsidiary Consolidated Group that must be taken into account pursuant to Section 1.1502-19 of the Regulations and, in each case, reflected on the Parent Consolidated Return when the Subsidiary Consolidated Group ceases to be included in the Parent Consolidated Return; and (b) transactions between the Subsidiary Consolidated Group, on the one hand, and any member of the Parent Group, on the other hand, shall not be taken into account until the first taxable year in which such transaction is required to be taken into account pursuant to Regulations promulgated under Section 1502 .  For purposes of the Agreement, all determinations made as if the Subsidiary Consolidated Group had never been included in the Parent Consolidated Group and as if all Pro Forma Subsidiary Returns were actual returns shall reflect any actual short taxable years resulting from the Subsidiary Consolidated Group joining or leaving the Parent Consolidated Group.

4.           TAX PAYMENTS

(a)           Estimated Tax Payments.

(i)           For each Agreement Year, Subsidiary shall make periodic payments (“Estimated Tax Payments”) to Parent in such amounts as determined by Parent (in good faith and in accordance with the principles of Section 3 hereof) based upon the estimated tax payments that would be due from the Subsidiary Consolidated Group if it were not included in the Parent Consolidated Group no later than the dates on which payments of estimated tax would be due from the Subsidiary Consolidated Group if it were not included in the Parent Consolidated Group.  Parent shall notify Subsidiary of any amounts due from Subsidiary to Parent pursuant to this Section 4(a)(i) no later than 5 business days prior to the date such payments would be due from the Subsidiary Consolidated Group if it were not included in the Parent Consolidated Group and any such payments shall not be considered due until the later of the due date described above or the fifth day from the notice from Parent.

(ii)            For each Agreement Year, Parent shall make Estimated Tax Payments to Subsidiary in an amount equal to the excess, if any of (x) the estimated tax payments that would be due from the Parent Group for the relevant period if the Parent Group filed its own consolidated tax return, determined by Parent in good faith and in accordance with the principles of Section 3 hereof, over (y) the actual estimated tax payments due from the Parent Consolidated Group for such period, no later than the dates on which payments of estimated tax are due from the Parent Consolidated Group.

(b)           Payments Based on Pro Forma Returns.

(i)           Payments Based on Pro Forma Subsidiary Return.  Subsidiary shall pay to Parent no later than the date on which a Parent Consolidated Return for any Agreement Year is filed an amount equal to the excess of (x) the sum of (A) the federal income tax liability shown on the corresponding Pro Forma Subsidiary Return prepared for the Agreement Year, plus (B) an amount equal to the additions to tax, if any (under Section 6655 of the Code, or otherwise) that would have been imposed on the Subsidiary Consolidated Group (treating the amount due to Parent under (A) above as its federal income tax liability and treating any Estimated Tax Payments to Parent pursuant to clause (a) as estimated payments for purposes of  Section 6655 of the Code) as a result of the inaccuracy of any information provided by Subsidiary to Parent pursuant to Section 7 hereof or from the failure of Subsidiary to provide any requested information, up to the total amount of the additions to tax, if any (under Section 6655 of the Code, or otherwise) that are imposed on the Parent Consolidated Group for such Agreement Year plus (C) any interest that would be due under the Code if the Estimated Tax Payments were actual payments of tax, over (y) the aggregate amount of Estimated Tax Payments paid by Subsidiary to Parent, during such year.  If the aggregate amount of Subsidiary's Estimated Tax Payments to Parent for any Agreement Year exceed the amount of its liability, as determined under clause (x) of the preceding sentence, Parent shall refund such excess, plus interest (accruing from each date with respect to which there was an overpayment of Estimated Tax Payments) to Subsidiary no later than the fifth business day following the filing of the Parent Consolidated Return. Parent shall notify Subsidiary of any amounts due from Subsidiary to Parent pursuant to this Section 4(b) no later than 5 business days prior to the date such payments are due and any such payment due from Subsidiary to Parent shall not be considered due until the later of the due date described above or the fifth day from the notice from Parent.

(ii)           Payments Based on Pro Forma Parent Returns. Parent shall pay to Subsidiary no later than the date on which a Parent Consolidated Return for any Agreement Year is filed an amount equal to the excess of (x) (A) the federal income tax liability shown on the corresponding Pro Forma Parent Return prepared for the Agreement Year, plus (B) any interest that would be due under the Code if the Estimated Tax Payments were actual payments of tax, minus (C) the actual federal income tax liability for the Parent Consolidated Group for such taxable year over (y) the aggregate amount of  Estimated Tax Payments paid by Parent to Subsidiary during such year.  If the aggregate amount of Parent’s Estimated Tax Payments to Subsidiary for any Agreement Year exceed the amount of its liability, as determined under clause (x) of the preceding sentence, Subsidiary shall refund such excess to Parent, plus interest (accruing from each date with respect to which there was an overpayment of Estimated Tax Payments) no later than the fifth business day following the filing of the Parent Consolidated Return.

(c)           For purposes of the Agreement, the term “federal income tax liability” includes the tax imposed by Sections 11, 55 and 59A of the Code, or any successor provisions to such Sections.

5.           PAYMENTS FOR TAXABLE YEARS IN THE EVENT OF DECONSOLIDATION

(a)           Payments By Subsidiary To Parent.  If for any taxable year after the Subsidiary Consolidated Group ceases to be included in the Parent Consolidated Group (a “Post-Consolidation Year”), (i) the federal income tax liability of the Subsidiary Consolidated Group is less than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, or (ii) the federal income tax liability of the Parent Consolidated Group is greater than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, then, to the extent that Subsidiary has not already made a payment to Parent for utilization of the tax attributes that gave rise to the decrease or increase described in (i) or (ii), Subsidiary shall pay to Parent an amount equal to such decrease or increase within 10 days of the filing of Subsidiary Post-Consolidation Year return.  In the event that there is both a decrease and an increase described in (i) and (ii), respectively, of the previous sentence for any Post-Consolidation Year, then Subsidiary shall make a payment to Parent in an amount equal to the sum of such decrease and increase, unless such decrease and increase (or any portion thereof) result from utilization of the same tax attribute(s), in which case the amount of the payment will be reduced accordingly.

(b)           Payments By Parent To Subsidiary.  If for any Post-Consolidation Year (i) the federal income tax liability of the Subsidiary Consolidated Group is greater than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, or (ii) the federal income tax liability of the Parent Consolidated Group is less than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, then, to the extent that Parent has not already made a payment to Subsidiary for utilization of the tax attributes that gave rise to the increase or decrease described in (i) or (ii),  Parent shall pay to Subsidiary an amount equal to such increase or decrease within 10 days of notification by Subsidiary to Parent of the filing of Subsidiary Post-Consolidation Year return.  In the event that there is both an increase and a decrease described in (i) and (ii), respectively, of the previous sentence for any Post-Consolidation Year, then Parent shall make a payment to Subsidiary in an amount equal to the sum of such increase and decrease, unless such increase and decrease (or any portion thereof) result from utilization of the same tax attribute(s), in which case the amount of the payment will be reduced accordingly.

(c)           Documentation.  Prior to the payment of any amounts due pursuant to this Section 5, the parties shall exchange such information and documentation as is reasonably satisfactory to each of them in order to substantiate the amounts due pursuant to this Section 5.  Any disputes as to such amounts and documentation which cannot be resolved prior to the date a payment is due shall be referred to an independent accounting firm whose fees shall paid one half by Subsidiary and one half by Parent.

(d)           Post-Consolidation Year Carrybacks.

(i)           If a Subsidiary Consolidated Group federal income tax return for any Post-Consolidation Year reflects a net operating loss, net capital loss, excess tax credits, or any other tax attribute, whether or not Subsidiary waives the right to carryback any such attribute to a Parent Consolidated Return, no payment with respect to such carrybacks shall be due from Parent.

(ii)           If a Parent Consolidated Return for any Post-Consolidation Year reflects a net operating loss, net capital loss, excess tax credits, or any other tax attribute, such attribute may be carried back to Parent Consolidated Return for an Agreement Year, and Parent shall be entitled to retain (without any obligation to reimburse Subsidiary) the full amount of any refund received in connection therewith.  In the event that Subsidiary (or any other member of the Subsidiary Consolidated Group) receives any refund with respect to an Agreement Year issued in connection with a carryback of a Parent Consolidated Group tax attribute from a Post-Consolidation Year to a Parent Consolidated Return for an Agreement Year, Subsidiary shall promptly pay the full amount of such refund to Parent.

(e)           No Duplication of Payment.  Notwithstanding anything to the contrary herein, neither Section 5(a) nor Section 5(b) shall require Subsidiary or Parent, as the case may be, to make any payment pursuant to such section to the extent that the payment is attributable to a tax attribute for which payment has previously been made pursuant to Section 4.

6.           CARRYBACK OF TAX ATTRIBUTES.  To the extent that Parent elects to carryback a net operating loss, net capital loss, excess tax credits or any other tax attribute of the Subsidiary Consolidated Group or the Parent Group in any Agreement Year to a Parent Consolidated Return for any earlier Agreement Year, an adjustment shall be made to the corresponding Pro Forma Subsidiary Return or Pro Forma Parent Return, as applicable, to reflect the utilization of such carryback, and all calculations of payments made pursuant to Sections 4 and 5 of this Agreement shall be recomputed to reflect the effect of such carryback on the relevant Pro Forma Subsidiary Return or Pro Forma Parent Return.  Within 30 days after the date on which the Parent Consolidated Return reflecting utilization of such attribute is filed, Subsidiary or Parent, as appropriate, shall make additional payments to the other party reflecting the recomputation described in the preceding sentence.

7.           PREPARATION OF TAX PACKAGE AND OTHER FINANCIAL REPORTING INFORMATION

Subsidiary shall provide to Parent in a format determined by Parent all information requested by Parent as reasonably necessary to prepare the Parent Consolidated Return and the Pro Forma Subsidiary Return (the “Subsidiary Tax Package”). The Subsidiary Tax Package with respect to any taxable year shall be provided to Parent on a basis consistent with current practices of the Parent Consolidated Group. Subsidiary shall also provide to Parent information required to determine the Estimated Tax Payments, current federal taxable income, current and deferred tax liabilities, tax reserve items, and any additional current or prior information required by Parent on a timely basis consistent with current practices of the Parent Consolidated Group.

8.           RETURNS, AUDITS, REFUNDS, AMENDED RETURNS, LITIGATION, ADJUSTMENTS AND RULINGS

(a)           Returns.  Parent shall have exclusive and sole responsibility for the preparation and filing of the Parent Consolidated Returns (including requests for extensions thereof) and any other returns, amended returns and other documents or statements required to be filed with the IRS in connection with the determination of the federal income tax liability of the Parent Consolidated Group.

(b)           Audits; Refund Claims.  Parent will have exclusive and sole responsibility and control with respect to the conduct and settlement of IRS examinations of the returns filed by the Parent Consolidated Group and any refund claims with respect thereto.  Subsidiary shall assist and cooperate with Parent during the course of any such proceeding.  Within 10 days of the commencement of any such proceeding or obtaining knowledge of the threat of such proceeding, Parent shall give Subsidiary notice of and consult with Subsidiary with respect to any issues relating to items of income, gain, loss, deduction or credit of Subsidiary (any such items, “Subsidiary Return Items”); provided, that,  Subsidiary shall not be relieved of any obligation to make additional payments under this Agreement if Parent fails to timely deliver the notice described above except to the extent that Subsidiary is actually prejudiced thereby.  Parent shall have the right in its sole discretion to have Subsidiary pay any disputed taxes with respect to Subsidiary Return Items and sue for a refund in the forum of Parent’s choice.  Parent and Subsidiary shall act in good faith with respect to the matters described in this Section 8(b).

(c)           Litigation.  If the federal income tax liability of the Parent Consolidated Group becomes the subject of litigation in any court, the conduct and settlement of the litigation shall be controlled exclusively by Parent.  Subsidiary shall assist and cooperate with Parent during the course of litigation, and Parent shall consult with Subsidiary regarding any issues relating to Subsidiary Return Items. Parent and Subsidiary shall act in good faith with respect to the matters described in this Section 8(c).

(d)           Expenses.  Subsidiary shall reimburse Parent for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in paragraphs (b) and (c) of this Section to the extent such expenses are reasonably attributable to Subsidiary Return Items for any Agreement Year.

(e)           Recalculation Of Payments To Reflect Adjustments.  To the extent that there is a Determination with respect to a Parent Consolidated Return for any year, or a Subsidiary Consolidated Group return for a Post-Consolidation Year, that results in an additional payment of tax (including a payment of tax made preliminary to commencing a refund claim or litigation) or a refund of tax (including a refund of a preliminary payment referred to in the preceding parenthetical) (any such additional payment or refund, an “Adjustment”) relating to the Parent Consolidated Return for an Agreement Year, a corresponding adjustment shall be made to the corresponding Pro Forma Subsidiary Return or Pro Forma Parent Return, as applicable.

All calculations of payments made pursuant to Sections 4, 5 and 6 of the Agreement shall be recomputed to reflect the effect of any Adjustments on (i) the relevant Pro Forma Subsidiary Return or Pro Forma Parent Return, and (ii) the liability of Subsidiary or Parent for a Post-Consolidation Year; provided, that, any such payment recomputation shall also take into account any previous adjusted payments made in connection with an Adjustment resulting from a prior Determination.  Within 5 days after any such Adjustment, Subsidiary or Parent, as appropriate, shall make additional payments or refund payments to the other party reflecting such Adjustment, plus interest pursuant to Section 9 of the Agreement, calculated as if payments by and to Subsidiary pursuant to Sections 4, 5 and 6 of the Agreement and this Section 8 were payments and refunds of federal income taxes.  Subsidiary shall further pay to Parent, on an after-tax basis, the amount of any penalties or additions to tax incurred by the Parent Consolidated Group in connection with any adjustment to any Subsidiary Return Item for an Agreement Year, but only if such penalties or additions to tax result from the inaccuracy of any information provided by Subsidiary to Parent pursuant to Section 7 hereof or from the failure of Subsidiary to provide any requested information.

(f)           Rulings.  Subsidiary shall assist and cooperate with Parent and take all reasonable actions requested by Parent in connection with any ruling requests submitted by Parent to the IRS.

(g)           Applicability With Respect To All Consolidated Returns.  The provisions of Section 8(a), (b) and (c) above shall apply to Parent Consolidated Returns and Subsidiary Return Items for all taxable years in which Subsidiary is includable in the Parent Consolidated Group.

(h)           Document Retention, Access To Records & Use Of Personnel.  Until the expiration of the relevant statute of limitations (including extensions), each of Parent and Subsidiary shall (i) retain records, documents, accounting data, computer data and other information (collectively, the “Records”) necessary for the preparation, filing, review, audit or defense of all tax returns relevant to an obligation, right or liability of either party under the Agreement; and (ii) give each other reasonable access to such Records and to its personnel (insuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either party under the Agreement.  Prior to disposing of any such Records, each of Parent and Subsidiary shall notify the other party in writing of such intention and afford the other party the opportunity to take possession or make copies of such Records at its discretion.  Parent and Subsidiary shall provide one another with such information concerning such returns and the application of payments made under this Agreement as any of such corporations may reasonably request of one another.

9.           INTEREST

Interest required to be paid pursuant to the Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period.  Any payments required pursuant to the Agreement which are not made within the time period specified in the Agreement shall bear interest at a rate equal to the rate provided in the Code for interest on underpayments of tax.

10.           FOREIGN, STATE AND LOCAL INCOME TAXES

(a)           In the case of foreign, state or local taxes based on or measured by the net income of the Parent Consolidated Group, or any combination of members thereof (other than solely with respect to the Subsidiary Consolidated Group or members of the Parent Group) on a combined, consolidated or unitary basis, the provisions of the Agreement shall apply with equal force to such foreign, state or local tax for each Agreement Year whether or not the Subsidiary Consolidated Group is included in the Parent Consolidated Group for federal income tax purposes; provided, however, that interest pursuant to the first sentence of Section 9 of the Agreement shall be computed at the rate and in the manner provided under such foreign, state or local law for interest on underpayments and  overpayments of such tax for the relevant period and references to provisions of the Code throughout the Agreement shall be deemed to be references to analogous provisions of state, local, and foreign law.

(b)           For any Agreement Year, Parent shall have the sole and exclusive control of (a) the determination of whether a combined, consolidated or unitary tax return should be filed for any foreign, state or local tax purpose and (b) all foreign, state or local income tax audits and litigation with respect to the Subsidiary Consolidated Group to the same extent as provided in this Agreement for federal income tax matters (including the right in its sole discretion to have Subsidiary pay any disputed taxes and sue for a refund in the forum of Parent's choice).  Subsidiary shall reimburse Parent for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in the preceding sentence, to the extent such expenses are reasonably attributable to the Subsidiary Consolidated Group.

(c)           Subsidiary shall be responsible for filing tax returns relating to payroll, sales and use, property, withholding, capital stock, net worth and similar taxes attributable to members of the Subsidiary Consolidated Group and shall be responsible for the payment of such taxes.

(d)           For all taxable years that Subsidiary is a member of the Parent Consolidated Group, Subsidiary shall have responsibility for all taxes based on or measured by net income that are determined solely by the income of the Subsidiary Consolidated Group (or any combination of the members thereof, including the predecessors and successors of such members) on a combined, consolidated, unitary or separate company basis.

11.           CONFIDENTIALITY

Each of Parent and Subsidiary agrees that any information furnished pursuant to the Agreement is confidential and, except as and to the extent required by law (including, without limitation, applicable securities laws) or otherwise during the course of an audit or litigation or other administrative or legal proceeding, shall not be disclosed to other persons.  In addition, each of Parent and Subsidiary shall cause its employees, agents and advisors to comply with the terms of this Section 11. The terms and provisions of this Section 11 shall survive any termination of this Agreement.

12.           SUCCESSORS AND ACCESS TO INFORMATION

The Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to the Agreement, and in such event, all references herein to a party shall refer instead to the successor of such party.  If for any taxable year Subsidiary is no longer included in the Parent Consolidated Group, Parent and Subsidiary agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after Subsidiary is no longer included in a Parent Consolidated Return, and each of Parent and Subsidiary will cooperate with respect to any audits or litigation relating to any Parent Consolidated Return.

13.           GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the laws of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

14.           HEADINGS

The headings in the Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of the Agreement.

15.           COUNTERPARTS

The Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of the Agreement to produce or account for more than one counterpart.

16.           NOTICES

Any payment, notice or communication required or permitted to be given under the Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

If to Parent:

Parent	: JUBILANT LIFE SCIENCES HOLDINGS INC. c/o Jubilant Life Sciences (USA) Inc. One Crossroads Drive Bedminster, NJ 07921

Attention	: MR. RAHUL DEVNANI

Fax	: 908-947-7956

If to Subsidiary	: CADISTA HOLDINGS INC 207 Kiley Drive Salisbury, MD 21801

Attn	: MR. KAMAL MANDAN

Fax	: 410-860-8719

or to any other address as Parent or Subsidiary shall furnish in writing to one another.  All such notices and communications shall be effective when received.

17.           SEVERABILITY

If any provision of the Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable.  In any event, all other provisions of the Agreement shall be deemed valid, binding, and enforceable to their full extent.

18.           TERMINATION

The Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by the Agreement; provided, however, that neither Parent nor Subsidiary shall have any liability to the other party with respect to tax liabilities for taxable years in which Subsidiary is not included in the Parent Consolidated Returns except as provided in Sections 5 and 10 of this Agreement; provided, further, however,  that all rights and obligations arising hereunder shall survive until they are fully effectuated and performed unless superseded by mutual agreement of the Parent and Subsidiary.

19.           SUCCESSOR PROVISIONS

Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

20.           COMPLIANCE BY SUBSIDIARIES

Parent and Subsidiary each agrees to cause all members of the Parent Group and the Subsidiary Consolidated Group (including predecessors and successors to such members) to comply with the terms of the Agreement.

21.           NON-DISCRIMINATION AND PROVIDING INFORMATION

Parent shall:  (i) not discriminate among members of the Parent Consolidated Group, (ii) be obligated to act in good–faith with regard to all members of the Parent Consolidated Group, and (iii) not take any unreasonable positions in the Pro Forma Subsidiary Returns.  Parent shall promptly provide to Subsidiary such information as it shall reasonably request related to the basis for any requested payments from Subsidiary hereunder or the amount of payments to be made to Subsidiary hereunder.

(Remainder of this page intentionally left blank)

IN WITNESS WHEREOF, each of the parties of the Agreement has caused the Agreement to be executed by its duly authorized officer and delivered on the 7th day of November  2011 and effective as of October 1, 2011.

JUBILANT LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Rahul Devnani
Name: RAHUL DEVNANI
Title : CHIEF FINANCIAL OFFICER

CADISTA HOLDINGS, INC.

By:	/s/ Kamal Mandan
Name: KAMAL MANDAN
Title: CHIEF FINANCIAL OFFICER